Exhibit (d)(23)

March 23, 2023

Mr. Bing Chen

35B, Block 5, Dynasty Court

23 Old Peak Road, Mid-Level

Central, HK

Re:	Letter Agreement re: Rollover and Contribution Agreement, dated as of October 31, 2022

Dear Mr. Chen:

Reference is made to that certain Rollover and Contribution Agreement, dated as of October 31, 2022 (as amended, the “Rollover Agreement”), by and between you and Poseidon Acquisition Corp., a Marshall Islands company. Capitalized terms used but not defined herein have the meanings ascribed to them in the Rollover Agreement.

The parties are entering into this letter agreement (this “Agreement”) to amend, in part, the Rollover Agreement, and in furtherance thereof, each party agrees as follows:

1. The maximum number of Company Common Shares that the Holder may elect to exclude from the Rollover Equity in accordance with the provisions of Section 1.1(ii) of the Rollover Agreement shall be 1,500,000.

2. The 1,491,316 Company Restricted Shares that are subject to that certain June 27, 2022 Stock Grant Agreement, by and between Holder, on the one hand, and the Company and Seaspan Corporation, on the other hand, shall be deemed to be, and at all times to have been, included within the Holder’s Rollover Equity and Rollover Shares.

3. Except as expressly set forth above, the Rollover Agreement remains unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

POSEIDON ACQUISITION CORP.

By:	/s/ David L. Sokol

Name:	David L. Sokol

Title:	Chairman

HOLDER

/s/ Bing Chen
Bing Chen

[Signature Page – Rollover Agreement Letter Agreement (Bing Chen)]